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                                                                     EXHIBIT 3.7

                            AMENDMENT NO. 1 TO BYLAWS

     ADOPTED BY THE BOARD OF DIRECTORS AT A MEETING HELD ON FEBRUARY 9, 2001

      a. The first sentence of Section 3.13 of the Bylaws is amended in its entirety to read as follows:

      "Unless otherwise restricted by statute, by the certificate of incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors."